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              INDEPENDENT ACCOUNTANTS' REPORT ON REVIEW OF INTERIM
                              FINANCIAL INFORMATION

To the Stockholders
Volt Information Sciences, Inc.

We have reviewed the accompanying unaudited condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of May 2, 1997, and the related condensed consolidated statements of income for the six and three month periods ended May 2, 1997 and May 3, 1996, and the related condensed consolidated statements of cash flows for the six month periods ended May 2, 1997 and May 3, 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Volt Information Sciences, Inc. as of November 1, 1996, and the related consolidated statements of income and cash flows for the year then ended, not presented herein; and in our report dated January 8, 1997, we expressed an unqualified opinion on these consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of November 1, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                                               Ernst & Young LLP

June 3, 1997

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